PRESS RELEASE

FOR IMMEDIATE RELEASE: Titanium Metals Corporation 5430 LBJ Freeway, Suite 1700 Dallas, Texas 75240-2697	CONTACT: John A. St. Wrba Vice President and Treasurer (972) 233-1700

TIMET REPORTS THIRD QUARTER 2007 RESULTS

DALLAS, TEXAS . . . November 1, 2007 . . . Titanium Metals Corporation (“TIMET” or the “Company”) (NYSE: TIE) reported net income attributable to common stockholders of $52.3 million, or $0.29 per diluted share, for the quarter ended September 30, 2007, compared to $52.7 million, or $0.29 per diluted share, for the quarter ended September 30, 2006.

The Company’s net sales increased 9% to $297.3 million during the third quarter of 2007 compared to $271.8 million during the third quarter of 2006 due primarily to increases in average selling prices.  Overall industry fundamentals and outlook continue to support a long-term favorable trend in demand for titanium across all major market sectors which has favorably impacted melted and mill titanium prices in recent years.  As a result of these factors, titanium prices have recently reached historically high levels, and average selling prices for melted and mill products increased 2% and 13%, respectively, from the third quarter of 2006 to the third quarter of 2007.  However, adjustments or delays in certain commercial aircraft build-out schedules, as well as recent declines in raw material costs, have contributed to lower selling prices during the third quarter of 2007 compared to the second quarter of 2007, particularly melted products which require less processing compared to mill products.  Aggregate volumes of melted and mill products sold were comparable for the third quarter of 2006 and the third quarter of 2007. Although the outlook for long-term demand trends continue to be favorable, temporary factors, such as adjustments in build-out schedules for certain commercial aircraft, fluctuations in customer inventory levels and product mix, may result in unanticipated short-term fluctuations in demand, sales volume and prices.

Operating income for the third quarter of 2007 was $81.3 million compared to $84.6 million during the same period in 2006.  Operating income was effected by increases in certain raw material costs, including titanium sponge and scrap, higher production costs associated with the shift in our product mix to a greater percentage of mill products, including a higher mix of aerospace plate and sheet products, as well as the impact of higher costs associated with additional equipment maintenance during the third quarter of 2007 were not fully offset by selling price increases.  With increased availability of titanium sponge and scrap, the Company’s raw material costs have declined, however, over the next several quarters, the Company’s cost of sales will continue to reflect higher cost raw materials the Company has already purchased.  Once the higher cost raw materials TIMET currently has in inventory are consumed over the next several quarters, cost of sales is expected to begin to reflect the current lower raw material costs.   Operating income comparisons were also impacted by the December 2006 sale of the Company’s interest in the VALTIMET joint venture, which provided $4.8 million of equity in earnings in the third quarter of 2006.

The Company’s sales order backlog has remained steady at $1.0 billion at the end of September 2007 and September 2006.

        On October 26, 2007, TIMET completed the previously announced transaction whereby CompX International, Inc. and certain of its affiliates (“CompX”) acquired all of our minority common stock ownership position in CompX for $19.50 per share, or an aggregate of $52.6 million.  As a result, TIMET will realize an $18.3 million after-tax capital gain ($0.10 per share on a fully diluted basis) on the disposition of these CompX shares in the fourth quarter of 2007.  A portion of TIMET’s remaining capital-loss carryforward will be utilized to offset the entire capital gain, as the benefit of such carryforward has not previously been recognized in net income.

Steven L. Watson, Vice Chairman and Chief Executive Officer, said, “We achieved record levels of net sales and operating income in the first nine months of 2007, reflecting strong demand for titanium metal across all major market sectors.  These strong operating results were largely driven by higher selling prices for both melted and mill products as well as favorable changes in product mix.  We expect current industry-wide demand trends to continue for the foreseeable future, and we do not anticipate the outlook being significantly impacted by the recently announced delay of the initial deliveries of the Boeing 787 commercial aircraft.  As described below, based on these trends we are expanding our productive capacity, and we expect our overall capacity utilization to remain high for the remainder of 2007.  We intend to continue to explore other opportunities to expand our existing production and conversion capacities through internal expansion and long-term third-party arrangements, as well as potential joint ventures and acquisitions.  These efforts focus on opportunities to enhance the certainty, quality and reliability of product supply in order to service the expanding needs of our current and prospective customers.  These efforts have included strategic initiatives to assure that we have the necessary availability of raw materials, melt capacity and mill product processing capabilities.  We believe our efforts to prudently allocate available resources within our entire manufacturing process, supplemented with committed capacity from third party sources, will allow us to achieve profitable growth and enhanced long-term return on invested capital.

“In addition to our continuing efforts to complete plans for a new sponge facility, we have also continued to explore and pursue additional third-party long-term sources of sponge and titanium scrap that could provide us with lower cost and more flexible sources of raw materials.  As a result of these efforts, we have recently entered into two new long-term sponge supply agreements, both commencing in 2008 and expiring initially in 2012 and 2015, respectively, each with renewal options to extend through 2020.  These new agreements, together with long-term supply agreements currently in place, provide for the supply of varying annual amounts of up to 10,500 metric tons of titanium sponge.  In addition, we continue to explore other opportunities to secure long-term titanium sponge supply agreements and utilize sponge acquired from established suppliers.

“Our goal is to have assured and flexible availability of raw materials which affords us the ability to respond to industry demands in a timely and cost-efficient manner.  We believe our projected mix of internally generated sponge and scrap, along with our assured long-term third party sources of sponge and scrap, will assist in controlling cost for the products we produce compared to what could be achieved solely through additional internal production of sponge.”

With regard to major projects to expand production capacity:

•
TIMET continues to ramp up the commercial production of its Vacuum Distillation Process sponge plant expansion in Henderson, which now provides an annual capacity of approximately 12,600 metric tons of premium-grade titanium sponge. Additionally, TIMET expects the design and engineering efforts for a new premium-grade titanium sponge facility to be substantially completed by year-end. TIMET believes such a facility could be operational within approximately two years of the commencement of construction.

•
Under various conversion services agreements with third-party vendors, TIMET has access to a dedicated annual capacity at certain vendors’ facilities.  TIMET’s access to outside conversion services includes dedicated annual rolling capacity of at least 4,500 metric tons until 2026, with the option to increase the output capacity to 9,000 metric tons.  Additionally, TIMET has access to dedicated annual forging capacity of 3,200 metric tons beginning in 2008 and ramping up to 10,400 metric tons for 2011 through at least 2019.

•
In anticipation of a significant increase in the availability of titanium scrap and moderation in its cost relative to levels experienced during the past 18 months, the Company is increasing its capacity to recycle scrap and use electron beam cold hearth melt capacity to efficiently use a combination of sponge and scrap to produce melted titanium products.  The Company’s two electron beam cold hearth melt furnace additions in Morgantown, which will provide an additional aggregate 17,000 metric tons melt capacity annually, are currently on schedule to be completed in early 2008 and the last half of 2009, respectively.  Construction of additional vacuum arc remelting capacity additions at our Witton, Morgantown and Savoie locations are underway and are expected to be completed by the end of the second quarter of 2008.  Upon completion, these melt capacity additions will increase our EB melt capacity by approximately 107% and will increase our VAR capacity by approximately 34%.  As TIMET continues to adjust our long-term business plan in response to industry trends, TIMET will consider more additions to its melt capacity based on the Company’s raw material sources and product mix.

The financial information contained in this release is subject to future correction and revision and the filing of the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2007 with the Securities and Exchange Commission (“SEC”) and should be read in conjunction with the consolidated financial statements and notes thereto included in the Company’s most recent reports on Form 10-K and Form 10-Q filed with the SEC.

The statements contained in this release that are not historical fact are forward-looking statements that represent TIMET management’s beliefs and assumptions based on currently available information.  Forward-looking statements can generally be identified by the use of words such as “believes,” “intends,” “may,” “will,” “looks,” “should,” “could,” “anticipates,” “expects” or comparable terminology or by discussions of strategies or trends.  Although TIMET believes that the expectations reflected in such forward-looking statements are reasonable, it does not know if these expectations will prove to be correct.  Such statements by their nature involve substantial risks and uncertainties that could significantly affect expected results.  Actual future results could differ materially from those described in such forward-looking statements, and TIMET disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the factors that could cause actual results to differ materially are the risks and uncertainties discussed in this release, including risks and uncertainties in those portions referenced above and those described from time to time in our other filings with the SEC which include, but are not limited to:

•	the cyclicality of the commercial aerospace industry;
•	the performance of aerospace manufacturers and TIMET under long-term agreements;
•	the existence or renewal of certain long-term agreements;
•	the difficulty in forecasting demand for titanium products;
•	global economic and political conditions;
•	global production capacity for titanium;
•	changes in product pricing and costs;
•	the impact of long-term contracts with vendors on TIMET’s ability to reduce or increase supply;
•	the possibility of labor disruptions;
•	fluctuations in currency exchange rates;
•	fluctuations in the market price of marketable securities;
•	uncertainties associated with new product or new market development;
•	the availability of raw materials and services;
•	changes in raw material prices and other operating costs (including energy costs);
•	possible disruption of business or increases in the cost of doing business resulting from terrorist activities or global conflicts;
•	competitive products and strategies; and
•	other risks and uncertainties.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected.

TIMET, headquartered in Dallas, Texas, is a leading worldwide producer of titanium metal products.  Information on TIMET is available on its website at www.timet.com.

• • • • •

TITANIUM METALS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share and product shipment data)
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2006	2007	2006	2007

Net sales	$271.8	$297.3	$859.6	$980.3
Cost of sales	174.0	199.3	547.2	613.4

Gross margin	97.8	98.0	312.4	366.9

Selling, general, administrative and development expense	17.2	16.7	49.8	51.7
Other income, net	4.0	-	10.7	0.2

Operating income	84.6	81.3	273.3	315.4

Other non-operating (expense) income, net	(0.2)	0.9	(3.2)	1.2

Income before income taxes and minority interest	84.4	82.2	270.1	316.6

Provision for income taxes	28.6	27.2	94.7	101.5
Minority interest in after-tax earnings	1.6	1.3	6.2	7.3

Net income	54.2	53.7	169.2	207.8

Dividends on Series A Preferred Stock	1.5	1.4	5.4	4.2

Net income attributable to common stockholders	$52.7	$52.3	$163.8	$203.6

Earnings per share attributable to common stockholders:
Basic	$0.33	$0.32	$1.07	$1.26
Diluted	$0.29	$0.29	$0.92	$1.13

Weighted average shares outstanding:
Basic	161.1	162.2	152.9	162.0
Diluted	184.2	184.3	183.8	184.3

Melted product shipments:
Volume (metric tons)	1,275	1,045	4,280	3,685
Average selling price (per kilogram)	$38.95	$39.85	$36.45	$42.35

Mill product shipments:
Volume (metric tons)	3,150	3,350	10,575	10,665
Average selling price (per kilogram)	$59.75	$67.75	$56.80	$68.20